Exhibit 21.1

Subsidiaries of Quintana Energy Services Inc.(1)

Entity	State of Formation
QES Directional Drilling, LLC	Delaware
Q Consolidated Well Services, LLC	Delaware
QES Great White Pressure Control LLC	Oklahoma
QES Wireline LLC	Texas
QES Intermediate LLC	Delaware
CIS-Oklahoma, LLC	Delaware
QES Pressure Pumping LLC	Delaware
Twister Drilling Tools, LLC	Delaware
Q Directional MGMT, Inc.	Delaware

(1)	Following the completion of the corporate reorganization described in the prospectus that forms part of this registration statement.